EXHIBIT 4

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (the “Agreement”) is made and entered into as of the 23rd day of November, 2010 by and among Jane H. Goldman, Allan H. Goldman, and Louisa Little, as Executors of the Estate of Sol Goldman (the “Transferor”) and Jane H. Goldman, Allan H. Goldman, and Louisa Little, as Trustees of the Lillian Goldman Marital Trust created under the Will of Sol Goldman (the “Transferee”).

WHEREAS the Transferor owns 271,200 shares of J.W. Mays, Inc. (the “Shares”);

WHEREAS the Transferor desires to transfer and assign the Shares to the Transferee; and

WHEREAS the Transferee desires to acquire the Shares:

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made and intending to be legally bound, the parties hereto hereby agree as follows:

5.     The Transferor hereby sells, transfers and assigns to the Transferee the Shares.  The parties agree that the transaction contemplated hereby shall be effective as of the date hereof.

6.     The parties agree to the sale of the Shares in exchange for an amount (the “Purchase Price”) which is equal to the fair market value of the Shares as of the date hereof, as determined by appraisal.  An independent appraiser has been retained to prepare a valuation of the Shares, which appraisal is in progress and is to be completed shortly.

7.     The parties agree that the Transferee will deliver to the Transferor a payment on account of the Purchase Price in the amount of $2,904,552 (such amount, the “Estimated Price”).

8.     If the Purchase Price of the Shares as of the date of this Agreement is determined by the independent appraiser to be an amount different from the Estimated Price (such amount, the “Appraisal Purchase Price”), the difference shall be delivered as follows: (i) in the event the Estimated Price is less than the Appraisal Purchase Price, the Transferee will pay to the Transferor an amount (the “Additional Payment Amount”) equal to the difference between the Appraisal Purchase Price and the Estimated Price, plus interest on this difference from the date hereof through the date of payment of any Additional Payment Amount, at an interest rate of 0.35%, or (ii) in the event the Estimated Price is greater than the Appraisal Purchase Price, the Transferor will pay to the Transferee an amount (the “Return Amount”) equal to the difference between the Estimated Price and the Appraisal Purchase Price, plus interest on this difference from the date hereof through the date of payment of any Return Amount, at an interest rate of 0.35%.

9.     This Agreement may be executed in several counterparts, all of which will together constitute a single agreement among the parties.

10.   This Agreement will be governed by, and interpreted in accordance with, the laws of the State of New York.

[Rest of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

THE TRANSFEROR

THE ESTATE OF SOL GOLDMAN

By:	/s/ Jane H. Goldman
Jane H. Goldman, Executor

By:	/s/ Allan H. Goldman
Allan H. Goldman, Executor

By:	/s/ Louisa Little
Louisa Little, Executor

THE TRANSFEREE

THE LILLIAN GOLDMAN MARITAL TRUST CREATED UNDER THE WILL OF SOL GOLDMAN

By:	/s/ Jane H. Goldman
Jane H. Goldman, Trustee

By:	/s/ Allan H. Goldman
Allan H. Goldman, Trustee

By:	/s/ Louisa Little
Louisa Little, Trustee